UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   April 10, 2007
NeuStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32548	52-2141938
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

46000 Center Oak Plaza	20166
Sterling, Virginia	(Zip Code)
(Address of principal executive offices)
(571) 434-5400
(Registrant’s telephone number, including area code.)
N/A
(Former name and former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.
On April 10, 2007, the Federal Communications Commission (the“FCC”) delivered a modification to the National Thousands-Block Pooling Administration Agreement (the “Pooling Agreement”) awarded to NeuStar, Inc. (the “Company”) by the FCC. The principal effect of the modification was to extend the term of the Pooling Agreement, as a result of which the term of the Pooling Agreement will run through July 14, 2007 with the option to further extend the Pooling Agreement for two one-month periods.
In addition to serving as the National Pooling Administrator under the Pooling Agreement the Company has in the past served, and continues to serve, as the North American Numbering Plan Administrator pursuant to a separate, fixed fee contract with the FCC.
Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)  On April 10, 2007, effective immediately, Andre Dahan resigned from the Company’s Board of Directors. Mr. Dahan served on the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Dahan’s resignation was not a result of a disagreement with the Company.
The Company issued a press release announcing Mr. Dahan’s resignation on April 11, 2007. A copy of the press release is filed herewith as Exhibit 99.1.
Item 9.01.     Financial Statements and Exhibits.
The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit
Number	Description

99.1	Press Release of NeuStar, Inc., dated April 11, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2007	NEUSTAR, INC.
	By:	/s/ Jeffrey E. Ganek
		Name:	Jeffrey E. Ganek
		Title:	Chairman of the Board of Directors and Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Press Release of NeuStar, Inc., dated April 11, 2007.